Exhibit 99.28.G.II

AMENDMENT

TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is made as of July 12, 2019 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or, when referring to BBH&Co. in its capacity as custodian, the “Custodian,” and when referring to BBH&Co. in its capacity as transfer agent, the “TA”), and cambria etf Trust (the “Fund”), an open-end management investment company organized under the laws of the State of Delaware and registered with the Securities and Exchange Commission under the Investment Company Act of 1940, on behalf of each of its Portfolios.

WHEREAS, BBH&Co. and the Trust entered into a Custodian and Transfer Agent Agreement, dated as of April 3, 2013 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, BBH&Co. and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, BBH&Co. and the Trust hereby agree as follows:

1.             The Agreement is hereby amended by inserting the following provisions after Section 2.4 thereof:

2.5        The Fund represents and warrants that it is not resident in or organized under the laws of any country with which transactions or dealings are prohibited under a Sanctions Regime. The Fund further warrants that it is not owned or controlled by: (i) the government of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) a person or entity resident in or organized under the laws of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; or (iii) any person or entity on the List of Specially Designated Nationals and Blocked Persons published by OFAC or any comparable Sanctions Regime lists.

2.5.1     The Fund represents and warrants that it conducts ongoing screening of relevant parties engaged by the Fund, including, but not limited to, Authorized Participants and distributors against lists promulgated by a Sanctions Regime, as such lists are amended from time to time.

2.5.2     The Fund represents and warrants that it has implemented adequate risk management, control and compliance procedures and systems to ensure that it will not instruct or otherwise cause Custodian to hold any assets in custody that would violate a Sanctions Regime. The Fund further represents it will not instruct Custodian to invest in a collective investment vehicle on its behalf, nor engage in or facilitate any transaction that would cause Custodian to violate any Sanctions Regime, including any transaction or dealing involving: (i) any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) any person or entity subject to any Sanctions Regime; or (iii) any assets owned or controlled by a person or entity that is the target of any Sanctions Regime (collectively, “Sanctioned Property”). The Fund further represents and warrants that it has confirmed that relevant parties engaged by the Fund, including but not limited to Authorized Participants and distributors, have implemented equivalent controls as stated above. The Fund further represents and warrants that it will promptly notify the Custodian in writing if either it or any of the above relevant parties becomes subject to a Sanctions Regime or if any of the assets custodied by BBH subsequently becomes Sanctioned Property.

2.6        The Fund represents and warrants that it has developed and implemented an anti-money laundering (“AML”) program (“AML Program”) that is designed to comply with all applicable AML and counter terrorist financing laws and regulations, including but not limited to: 18 U.S.C. §§ 1956 and 1957, the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the regulations promulgated thereunder (collectively, “applicable AML Laws”). The Fund represents and warrants that its AML Program includes proper due diligence on relevant parties, including but not limited to Authorized Participants and distributors, and confirmation that such parties have implemented their own policies and procedures designed to comply with applicable AML Laws. The Fund further represents and warrants that it creates and maintains all records and documentation required by applicable AML Laws.

2.6.1     The Fund acknowledges that the Custodian is obligated under applicable U.S. AML Laws to obtain, verify and record identifying information about the Custodian’s customers prior to opening an account.

2.6.2     The Fund represents and warrants that upon request, it will provide the Custodian with information that the Custodian requires to comply with applicable AML Laws and Sanctions Regimes, including, but not limited to, verification regarding the AML and Sanctions Regime controls implemented by the above relevant parties.

2.6.3     The Fund further represents and warrants that it will not instruct or otherwise cause Custodian to hold any assets in custody or engage in or facilitate any transaction that would cause Custodian to violate any applicable AML Laws and, solely with respect to the Cambria Cannabis ETF, a Portfolio of the Fund (the “Applicable Portfolio”), that:

(i)	Neither the Fund on behalf of the Applicable Portfolio nor its agents will invest in any company that grows, produces, distributes or sells cannabis or products derived from cannabis in a country, state, province, locality or other political subdivision where the activity is illegal under applicable law, including companies that grow, produce, distribute, or sell cannabis or products derived from cannabis inside the U.S., to the extent such activity remains illegal under U.S. federal law, even if such companies also grow, produce, distribute, or sell cannabis or products derived from cannabis in a country where its activities are entirely legal;

(ii)	The Fund and/or its agents will review the Applicable Portfolio’s holdings, at least quarterly, to ensure compliance with both the terms of its offering documents, this Agreement, and with applicable laws;

(iii)	If the Fund identifies or becomes aware that any of the Applicable Portfolio’s investments or holdings no longer complies with both the terms of its offering documents or with applicable laws, the Fund will promptly sell the position in the Applicable Portfolio; and

(iv)	The Fund on behalf of the Applicable Portfolio agrees to reaffirm the above specific representations to BBH when requested.

2.7       The Fund represents and warrants that it is not a “Plan” (which term includes (1) employee benefit plans that are subject to the United States (“US”) Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the US Internal Revenue Code of 1986, as amended (the “Code”), (2) plans, individual retirement accounts and other arrangements that are subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, and (3) entities the underlying assets of which are considered to include “plan assets” of such plans, accounts and arrangements), or an entity purchasing shares on behalf of, or with the “plan assets” of, a Plan, and further undertakes to inform BBH&Co. and to keep the same updated as to the status under ERISA or Section 4975 of the Code, each as amended, of the Fund.

2.8       Notwithstanding anything in this Agreement to contrary effect, the Fund specifically represents and warrants to the Custodian that it shall at all times be principally liable for the repayment of any Advance made by the Custodian under this Agreement.

2.9       The Fund represents and warrants that it will promptly notify the Custodian in writing if any of the above representations cease to be true.”

2.             The Agreement is hereby amended by deleting Section 10.3.5 thereof.

3.             This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and BBH&Co. shall be protected in relying on the photocopy or telefax until BBH&Co. has received the original of the Agreement.

4.             This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

5.             This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian and Transfer Agent Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Elizabeth Prickett
Name: Elizabeth Prickett
Title: Managing Director

CAMBRIA ETF TRUST

By:	/s/ Mebane Faber
Name: Mebane Faber
Title: President

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